Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

October 18, 2005

Harrah's Entertainment, Inc.
Harrah's Operating Company, Inc.
One Harrah's Court
Las Vegas, Nevada 89119

  Re:
  Registration of 5.75% Senior Notes due 2017 and related Guarantee

Ladies and Gentlemen:

        We have acted as special counsel to Harrah's Operating Company, Inc., a Delaware corporation (the "Company"), and Harrah's Entertainment, Inc., a Delaware corporation (the "Guarantor"), in connection with the issuance by the Company of $750,000,000 aggregate principal amount of 5.75% Senior Notes due 2017 (the "Exchange Notes"), and the guarantee of the Exchange Notes (the "Exchange Guarantee") by the Guarantor, in each case pursuant to the Indenture dated as of September 28, 2005 (the "Indenture"), among the Company, the Guarantor and U.S. Bank National Association, as trustee (the "Trustee"), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on October 18, 2005 (the "Registration Statement"). The Exchange Notes will be issued in exchange for the Company's outstanding 5.75% Senior Notes due 2017 issued by the Company on September 28, 2005 (the "Private Notes"), and the Exchange Guarantee will be issued in exchange for the guarantee of the Private Notes issued by the Guarantor, on the terms set forth in the Registration Statement (the "Exchange Offer"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus included therein, other than as to the enforceability of the Exchange Notes and the Exchange Guarantee. Capitalized terms used herein without definition shall have the meanings given to them in the Indenture.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company, the Guarantor and others as to factual matters without having independently verified such factual matters.

        We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

  (1)
  The Exchange Notes have been duly authorized by all necessary corporate action of the Company and when the Exchange Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Exchange Offer and the Indenture and as contemplated by the Registration Statement, the Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

  (2)
  The Exchange Guarantee has been duly authorized by all necessary corporate action of the Guarantor and when the Exchange Guarantee has been duly executed and delivered in accordance with the terms of the Exchange Offer and the Indenture (assuming the due execution, issuance and authentication of the Exchange Notes in accordance with the terms of the Indenture and delivery of the Exchange Notes as contemplated by the Registration Statement), the Exchange Guarantee will be the legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

        The opinions rendered above relating to the enforceability of the Exchange Notes and the Exchange Guarantee are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of (a) the waiver of rights or defenses contained in Section 4.4 of the Indenture; (b) provisions requiring the payment of attorneys' fees, where such payment is contrary to law or public policy; or (c) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

        With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms; and (b) that the status of the Indenture, the Exchange Notes and the Exchange Guarantee as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Validity of the Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP